Exhibit 99.2

Upon filing its Quarterly Report on Form 10-Q for the period ended March 31, 2023, the Company will adopt ASU 2018-12: Financial Services-Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts (“LDTI”). This authoritative guidance updates certain requirements in the accounting for long-duration insurance and annuity contracts. See note 1 to the consolidated financial statements included in the Company’s 2022 Annual Report on Form 10-K for more information, which includes the LDTI transition impact. The unaudited supplemental financial information set forth below reflects the impact of LDTI on certain of the Company’s historical financial results. The unaudited supplemental financial information has been prepared by, and is the responsibility of, the Company’s management. This unaudited supplemental financial information is preliminary, unaudited and subject to change based on the completion of ongoing internal control, review and audit procedures. Therefore, investors should not place undue reliance on this unaudited supplemental financial information. You should read this information together with the consolidated financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s 2022 Annual Report on Form 10-K and other filings with the SEC. The Company undertakes no obligation to update or revise these amounts as a result of new information or otherwise, except as required by law.

The unaudited supplemental financial information below compares certain unaudited recast results that reflect the adoption of LDTI accounting guidance to amounts previously reported. Previously reported amounts are derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Principal Financial Group, Inc.

Unaudited Supplemental Consolidated Financial Information

(in millions)

	Recast for LDTI		Previously reported
	For the year ended,		For the year ended,
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income attributable to Principal Financial Group, Inc.	$4,756.9	$1,580.2	$4,811.6	$1,710.6

	As of		As of
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Assets
Reinsurance recoverable and deposit receivable	$21,154.0	$1,261.5	$22,029.6	$1,186.5
Premiums due and other receivables	$3,933.3	$652.5	$4,283.3	$655.9
Deferred acquisition costs	$3,948.0	$3,950.0	$4,686.9	$3,757.5
Total assets	$290,578.3	$305,099.0	$292,239.6	$304,657.2

Liabilities
Future policy benefits and claims	$43,025.3	$49,151.2	$44,874.9	$43,948.1
Total liabilities	$280,298.5	$292,626.0	$281,934.8	$288,198.9

Stockholders' equity
Retained earnings	$16,697.3	$12,594.2	$17,042.3	$12,884.5
Accumulated other comprehensive income (loss)	$(6,879.0)	$(2,084.1)	$(7,199.0)	$1,610.9
Stockholders' equity	$10,017.8	$12,140.5	$10,042.8	$16,125.8